Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
of
D.R. HORTON, INC.
Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”):
D.R. Horton, Inc., a corporation organized and existing under the DGCL (the “Company”), DOES HEREBY CERTIFY:
1. That pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors created and authorized the issuance of a series of 50,000 shares of preferred stock, designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”), as filed with the Delaware Secretary of State on August 19, 2009.
2. That none of the designated shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.
3. That the Board of Directors has duly adopted the following resolutions approving the elimination of the Series A Preferred Stock as follows:
NOW, THEREFORE, BE IT, RESOLVED, that none of the designated shares of the Series A Preferred Stock are outstanding and that none shall be issued pursuant to the Series A Certificate of Designation;
RESOLVED FURTHER, that, upon the expiration of the Section 382 Rights Agreement in accordance with its terms on August 19, 2010, the officers of the Company be, and each of them hereby is, authorized, empowered, and directed in the name and on behalf of the Company to (i) prepare, execute personally or by attorney-in fact, deliver to and file with to the Secretary of State of the State of Delaware, a Certificate of Elimination of the Series A Preferred Stock in order to effect the elimination of the Series A Preferred Stock from the Charter, (ii) take all action and file all such documents as determined by any such officers to be necessary or advisable in order to accomplish the delisting of the Rights from The New York Stock Exchange, Inc. and (iii) take all action and file all such documents as determined by any such officers to be necessary or advisable in order to accomplish the deregistration of the Rights under the Securities Act of 1934, as amended;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized, empowered, and directed in the name and on behalf of the Company to take all such other actions and execute, acknowledge, and deliver all such other documents or agreements as the officer or officers taking such actions or executing such documents or agreements deem necessary or desirable in connection with the expiration of the Rights Agreement and the Rights or in order to carry out and perform the elimination of the Series A Preferred Stock, the delisting and deregistration of the Rights and any other purposes and intent of the foregoing resolutions, with the taking of such actions or execution of such documents to be conclusive evidence of the necessity or desirability thereof;
RESOLVED FURTHER, that any and all actions taken by any officer of the Company prior to the date hereof in furtherance of the purposes or intent of the foregoing resolutions be, and they hereby are, ratified and adopted as the acts and deeds of the Company; and
RESOLVED FURTHER, that the Secretary or any Assistant Secretary of the Company may certify as having been adopted by this action of the Board of Directors such form of resolutions not inconsistent with the foregoing as may be necessary or desirable to carry out the purpose and intent of the foregoing resolutions, a copy of which shall be filed in the minute book of this Board of Directors.
4. The “Section 382 Rights Agreement” is defined herein as the Section 382 Rights Agreement, dated as of August 19, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.
5. The “Rights” are defined herein as the preferred stock purchase rights issued in connection with the adoption of the Section 382 Rights Agreement.
6. In accordance with Section 151(g) of the DGCL, the Charter is hereby amended to eliminate all references to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.
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IN WITNESS WHEREOF, D.R. Horton, Inc. has caused this Certificate to be signed by the undersigned this 20th day of August, 2010.

D.R. HORTON, INC.
By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and Chief Financial Officer